Exhibit 99

Contact Info:	Mary Ellen Fitzpatrick (978) 656-5520
Senior Vice President, Corporate Communications

Enterprise Bancorp, Inc. Announces 2008 First Quarter Net Income of $2.0 million

LOWELL, Mass—(BUSINESS WIRE)-Apr. 17, 2008-Enterprise Bancorp, Inc. (the “company”) (NASDAQ:EBTC) announced net income of $2.0 million for the quarter ended March 31, 2008 compared to $2.2 million during the quarter ended March 31, 2007, a decrease of  9%.  Diluted earnings per share were $0.25 for the quarter compared to $0.28 for 2007, a decrease of 11%.

On April 15, 2008, the company announced its second quarter dividend of $0.09 per share to be paid on June 2, 2008 to shareholders of record as of May 12, 2008.  The quarterly dividend represents a 12.5% increase over the 2007 dividend rate.

Jack Clancy, Chief Executive Officer, commented, “We continue to successfully grow our core banking businesses of lending, investment advisory services and deposit services, and our asset quality remains strong.  Annualized loan growth for the quarter was 13%. As with other banks, the recent rapid interest-rate decreases continue to pressure our margins.  The Federal Reserve has dropped the fed funds rate 300 basis points since mid-September 2007, including 200 basis points in the first quarter of 2008, reducing interest earned on many of our assets, while at the same time rates on deposits are declining at a much slower pace.  Considering the unusual interest rate environment and its impact on our margins during the period, we are very pleased with our results.”

Jack Clancy also stated,  “Throughout 2008, the bank will continue to make significant investments in human resources, learning and development, technology, marketing, facilities, and customer-focused process improvements.  We feel these initiatives give us a definite advantage as we continue to grow.  With total assets over $1 billion and total assets under management over $1.6 billion, Enterprise Bank is committed to our vision of long-term strategic growth and active involvement in the communities we serve.”

Chairman George Duncan added, “Enterprise Bank continues to be well positioned as the leading business lending bank in our markets.  We are focused on serving the needs of our existing and future customers through a highly-skilled and well-trained team of employees focused on the Enterprise customer experience.”

The decrease in net income resulted primarily from a decrease in net-interest income, an increase in the provision for loan losses and an increase in non-interest expenses, partially offset by an increase in non-interest income and a decrease in the bank’s effective tax rate.

Net interest income for the quarter ended March 31, 2008 amounted to $9.9 million, representing a $120 thousand decrease from the same period in 2007.  Net interest margin, the spread earned between interest-earning assets and the company’s funding sources, primarily deposits, was 4.10% for the quarter ended March 31, 2008 compared to 4.29% and 4.53% for the quarters ended December 31, and March 31, 2007, respectively.  The decrease in margin resulted from asset yields repricing downward due to recent rate reductions in the market, while deposit and funding costs have repriced downward at a slower rate due to the current credit markets and a highly-competitive marketplace for deposits.

Non-interest income was $2.4 million for the quarter ended March 31, 2008, an increase of $319 thousand, or 15%, over the same period in 2007.  The growth resulted primarily from increases of $42 thousand in investment - advisory fees and $240 thousand in deposit - service fees.

Non-interest expense amounted to $9.0 million for the quarter ended March 31, 2008 compared to $8.5 million for the same period in 2007, an increase of 6%.  The increases were predominantly in advertising, consulting expenses related to process improvements and increased FDIC insurance premium rates.

The provision for loan losses, which is impacted by asset quality and loan growth, amounted to $317 thousand for the quarter ended March 31, 2008 compared to $83 thousand in the first quarter of 2007. The increased provision is primarily due to loan growth during the quarter.  Net recoveries were $24 thousand during the quarter. The allowance for loan losses to total loans ratio was 1.61% at March 31, 2008 compared to 1.62% at December 31, 2007.

Key Financial Highlights

•                  Total loans increased 3% since December 31, 2007, amounting to $860.7 million at March 31, 2008.

•                  Total assets were $1.087 billion at March 31, 2008 as compared to $1.058 billion at December 31, 2007, an increase of 3%.

•                  Total deposits, excluding brokered deposits, were $853.2 million at March 31, 2008 and $798.1 million at December 31, 2007, an increase of 7%.   Brokered deposits amounted to $52.4 million and $70.7 million on those respective dates.

•                  Investment assets under management were $532.7 million at March 31, 2008 compared to $573.6 million at December 31, 2007, a decrease of 7%. The decrease is primarily attributable to off balance sheet sweep accounts migrating to other higher yielding alternatives, including on balance sheet deposit products, as the yields on the sweep accounts have declined recently as short-term treasury yields have declined.

•                  Total assets under management were $1.645 billion at March 31, 2008 as compared to $1.652 billion at December 31, 2007.

Enterprise Bancorp, Inc. is a Massachusetts corporation that conducts substantially all of its operations through Enterprise Bank and Trust Company, commonly referred to as Enterprise Bank. The company principally is engaged in the business of attracting deposits from the general public and investing in commercial loans and investment securities.  Through the bank and its subsidiaries, the company offers a range of commercial and consumer loan and deposit products as well as investment management, trust and insurance services. The company’s headquarters and the bank’s main office are located at 222 Merrimack Street in Lowell, Massachusetts. The company’s primary market area is the Merrimack Valley, North Central region of Massachusetts and South Central New Hampshire.  The company has fourteen full-service branch banking offices located in the Massachusetts cities and towns of Lowell, Andover, Billerica, Chelmsford, Dracut, Fitchburg, Leominster, Tewksbury, and Westford, and in Salem, New Hampshire, which serve those cities and towns as well as the surrounding communities.  The Company plans to open a new branch in the city of Methuen, Massachusetts in Spring 2008.  In addition, the company is in the process of obtaining regulatory approvals to establish a new branch in the town of Derry, New Hampshire, and expects to open for business in early 2009.

The above text contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements may be identified by the use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume,” “will,” “should,” and other expressions that predict or indicate future events or trends and which do not relate to historical matters.  Forward-looking statements should not be relied on, because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the company.  These risks, uncertainties and other factors may cause the actual results, performance and achievements of the company to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements.  Factors that could cause such differences include, but are not limited to general economic conditions, changes in interest rates, regulatory considerations and competition.  For more information about these factors, please see our most recent Annual Report on Form 10-K on file with the SEC, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”  Any forward-looking statements contained in this press release are made as of the date hereof, and we undertake no duty, and specifically disclaim any duty, to update or revise any such statements, whether as a result of new information, future events or otherwise.

ENTERPRISE BANCORP, INC.

Consolidated Statements of Income

Three months ended March 31, 2008 and 2007

(unaudited)

	Three Months Ended March 31,
(Dollars in thousands, except per share data)	2008	2007

Interest and dividend income:
Loans	$14,562	$14,269
Investment securities	1,535	1,321
Short-term investments	62	31
Total interest and dividend income	16,159	15,621

Interest expense:
Deposits	5,363	5,058
Borrowed funds	586	233
Junior subordinated debentures	294	294
Total interest expense	6,243	5,585

Net interest income	9,916	10,036

Provision for loan losses	317	83
Net interest income after provision for loan losses	9,599	9,953

Non-interest income:
Investment advisory fees	820	778
Deposit service fees	877	637
Bank-owned life insurance	154	148
Net gains on sales of investment securities	47	53
Gains on sales of loans	31	40
Other income	468	422
Total non-interest income	2,397	2,078

Non-interest expense:
Salaries and employee benefits	5,350	5,335
Occupancy expenses	1,621	1,618
Audit, legal and other professional fees	407	296
Advertising and public relations	367	279
Supplies and postage	235	233
Investment advisory and custodial expenses	114	123
Other operating expenses	937	636
Total non-interest expense	9,031	8,520

Income before income taxes	2,965	3,511
Income tax expense	948	1,289

Net income	$2,017	$2,222

Basic earnings per share	$0.25	$0.29

Diluted earnings per share	$0.25	$0.28

Basic weighted average common shares outstanding	7,937,988	7,747,985

Diluted weighted average common shares outstanding	7,980,505	7,879,334

ENTERPRISE BANCORP, INC.

Consolidated Balance Sheets

(unaudited)

	March 31,	December 31,	March 31,
(Dollars in thousands)	2008	2007	2007

Assets
Cash and cash equivalents:
Cash and due from banks	$35,386	$24,930	$30,800
Short-term investments	5,647	7,788	15,886
Total cash and cash equivalents	41,033	32,718	46,686

Investment securities at fair value	145,140	145,517	129,354
Loans, less allowance for loan losses of $13,886 at March 31, 2008, $13,545 at December 31, 2007 and $13,096 at March 31, 2007	846,776	820,274	767,258
Premises and equipment	19,763	19,296	15,668
Accrued interest receivable	5,766	5,777	5,884
Deferred income taxes, net	7,304	7,722	6,704
Bank-owned life insurance	12,876	12,736	12,347
Prepaid expenses and other assets	2,786	7,250	4,955
Income taxes receivable	58	378	—
Core Deposit intangible, net of amortization	309	342	442
Goodwill	5,656	5,656	5,656

Total assets	$1,087,467	$1,057,666	$994,954

Liabilities and Stockholders’ Equity

Liabilities
Deposits	$905,587	$868,786	$881,549
Borrowed funds	72,589	81,429	15,168
Junior subordinated debentures	10,825	10,825	10,825
Accrued expenses and other liabilities	6,709	6,245	4,517
Income taxes payable	—	—	1,146
Accrued interest payable	3,176	3,369	2,175

Total liabilities	998,886	970,654	915,380

Commitments and Contingencies

Stockholders’ Equity
Preferred stock, $0.01 par value per share; 1,000,000 shares authorized; no shares issued	—	—	—
Common stock $0.01 par value per share; 20,000,000 shares authorized 7,956,187, 7,912,715 and 7,770,196 shares issued and outstanding at March 31, 2008, December 31, 2007 and March 31, 2007, respectively	80	79	78
Additional paid-in capital	28,660	28,051	26,489
Retained earnings	58,820	58,527	52,730
Accumulated other comprehensive income	1,021	355	277
Total stockholders’ equity	88,581	87,012	79,574

Total liabilities and stockholders’ equity	$1,087,467	$1,057,666	$994,954

ENTERPRISE BANCORP, INC.

Selected Consolidated Financial Data and Ratios

(unaudited)

	At or for the	At or for the	At or for the
	three months ended	year ended	three months ended
	March 31,	December 31,	March 31,
(Dollars in thousands, except per share data)	2008	2007	2007
Balance Sheet Items:
Total assets	$1,087,467	$1,057,666	$994,954
Loans serviced for others	24,998	20,826	21,163
Investment assets under management	532,687	573,608	513,261
Total assets under management	$1,645,152	$1,652,100	$1,529,378

Book value per share	$11.13	$11.00	$10.24
Dividends per common share	$0.09	$0.32	$0.08
Total capital to risk weighted assets	11.24%	11.44%	11.28%
Tier 1 capital to risk weighted assets	9.98%	10.19%	9.98%
Tier 1 capital to average assets	8.75%	8.84%	8.71%
Allowance for loan losses to total loans	1.61%	1.62%	1.68%
Non-performing loans	$5,971	$3,956	$2,972
Non-performing loans to total loans	0.69%	0.47%	0.38%

Income Statement Items (annualized):
Return on average assets	0.77%	0.99%	0.93%
Return on average stockholders’ equity	9.25%	12.11%	11.54%
Net interest margin (tax equivalent)	4.10%	4.40%	4.53%